Amendment No. 1 to

Employment Agreement Between

Franklin Community Bank, National Association

MainStreet BankShares, Inc.

and

Larry Heaton

This Amendment No. 1 is made and entered into between Franklin Community Bank, N.A. ("Employer"), MainStreet BankShares, Inc. ("MainStreet") and Larry Heaton ("Employee") as of December 17, 2008.

WHEREAS, Employee, Employer, and MainStreet entered into an Employment Agreement dated as of December 30, 2005 (the "Employment Agreement"); and

WHEREAS, Employee, Employer, and MainStreet desire to amend the Employment Agreement in order to comply with the requirements of Internal Revenue Code Section 409A and the regulations promulgated thereunder in accordance with the terms of this Amendment No. 1 ("Amendment No. 1");

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises of the parties set-forth herein, and other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Employment Agreement is hereby amended in accordance with the following:

1.01 A new Section 3.03 shall be added as follows:

3.03 Incentive Compensation. In the event incentive compensation, if any, is awarded by the Employer to Employee such incentive compensation shall not encourage the Employee to take unnecessary and excessive risks that threaten the value of the Employer. In addition, as provided in the Emergency Economic Stabilization Act Section 111(b)(2)(B), any incentive compensation paid to Employee shall be subject to recovery or "clawback" by the Employer if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

    Section 4.04 shall be amended to read in its entirety as follows:

4.04. Change of Control. (a) Notwithstanding anything to the contrary, upon the occurrence of a Change in Control (as defined below), the Employee may choose either of the following alternatives, if written notice of choice is given to the Employer within ninety (90) days after such Change of Control:

(i) the Employee elects to enter into or has entered into a replacement employment agreement mutually satisfactory to Employee and the Acquiring Employer which shall replace in full this Employment Agreement, in which case this Employment Agreement shall automatically cease to be of any further force and effect as of the date of such notice;

(ii) the Employee resigns his employment, terminates this Agreement and receives as severance benefits the continuation for the 36 months immediately following such written notice Employee's salary and benefits as provided in Section 3 (excluding, however, any incentives which have not accrued as of the date of such written notice but including any that have so accrued). Employee agrees that, if Employee elects to receive the severance payments and benefits provided in this Section 4.04(a)(ii), the amount payable by the Employer pursuant hereto as severance shall be reduced contemporaneously, dollar for dollar, by any amounts earned as compensation for any other employment or work by Employee for the period when such severance is payable hereunder ("severance period") and the benefits to be provided hereunder shall be reduced or eliminated to the extent Employee has available to it substantially comparable benefits at substantially the same cost to Employee from another employer during the severance period. Employee agrees that, as a condition to its right to receive severance and benefits hereunder, Employee will report in writing to Employer all employment or work for hire undertaken by Employee during the severance period and the compensation and benefits provided for such employment or work at or before the time Employee accepts the same.

(b) For purposes of this Section, "Change of Control"shall mean a change in the ownership of the Employer or MainStreet, a change in the effective control of the Employer or MainStreet, or a change in the ownership of a substantial portion of the assets of the Employer or MainStreet, consistent with and interpreted in accordance with Internal Revenue Code Section 409A and the regulations issued thereunder.

(c) The provisions of this Section 4.04 shall expire automatically and be of no further force and effect after 90 days after a Change in Control unless the Employee shall have elected within the 90 day period by written notice the alternative specified in Section 4.04(a)(ii).

1.03 A new Section 4.07 shall be added as follows:

4.07. Possible Reduction in Payment and Benefits to Comply with Parachute Payment Limit. If any amount of pay or benefits provided to or with respect to the Employee under this Agreement and/or under any other programs, policies, and arrangements of the Employer would cause the Employee to be subject to excise tax under Sections 280G and 4999 of the Code, then the amount of pay and benefits provided under this Agreement and all other plans, programs, policies and arrangements shall be reduced to the extent necessary to avoid imposition of any such excise tax. Any such reduction shall be effected first by reducing taxable payments or benefits and then by reducing nontaxable payments and benefits, with non-cash payments or benefits reduced before cash payments or benefits in each category.

1.04 Section 5.06 shall be amended to read in its entirety as follows:

5.06. 409A Compliance. The Employee and the Employer intend for all payments under this Agreement either to be outside the scope of Section 409A of the Code and the regulations and rulings thereunder, including any applicable transition rules ("Section 409A") or to comply with its requirements as to timing of payments or provision of benefits. Accordingly, to the extent Section 409A is applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A. To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon the Employee's termination of employment or retirement shall be paid to the Employee at the time that the Employee has experienced a "separation from service" (as defined in Section 409A) from the Employer (which for purposes of this Section shall include all "affiliates" of the Employer that are required to be treated as the Employer under Section 409A). A separation from service shall not occur under Section 409A unless the Employee has completely severed his employment or contractor relationship with the Employer or the Employee has permanently decreased his services (via his employment relationship or his consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Employee has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. The Employer shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Employer shall have the authority to delay the commencement of payments to Employee if Employee is considered a "specified employee" under Section 409A, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment or benefit that is delayed pursuant to this Section shall be paid to the Employee at the earliest date permitted under Section 409A; provided, however, if the Employee wishes to receive any benefit before the time permitted under Section 409A, then to the extent necessary to comply with Section 409A, the Employee shall pay the full cost of such benefit and the Employer shall reimburse the Employee for all such costs at the earliest date permitted under Section 409A. If under provision of this Agreement the Employee becomes entitled to be paid any amount in installments then each installment payment during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Employee's entitlement to such payments shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period). The Employer shall not be liable for any taxes should the Employee be assessed any additional income tax, excise tax, penalty or interest as a result of any payment in violation of Section 409A.

1.05 A new Section 5.07 shall be added as follows:

5.07. 409A Reimbursements. If this Agreement provides for reimbursements that constitute deferred compensation for purposes of Section 409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred.

    Effective Date. The Effective Date of this Amendment No. 1 is

December 17, 2008.

3. Employment Agreement. As of the Effective Date of this Amendment No. 1, the Employment Agreement is modified as provided herein and except as so modified the terms and conditions of the Employment Agreement are confirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date and year first written above.

Franklin Community Bank, National Association

By: /s/ C. Laine Dalton

Its: Chairman of the Human Resources Committee

MainStreet BankShares, Inc.

By: /s/ C. Laine Dalton

Its: Chairman of the Human Resources Committee

/s/ Larry Heaton

Larry Heaton